Exhibit 21

Subsidiaries of the Registrant*

Subsidiary	Jurisdiction
Propel Media LLC**	California
Kitara Media Corp.**	Delaware
Kitara Media, LLC***	Delaware
New York Publishing Group, Inc.***	Delaware
Tek Array, Inc.***	Delaware

*Omitted from the table are those subsidiaries which are not significant subsidiaries and in the aggregate would not constitute a significant subsidiary.

**Each of these subsidiaries is wholly-owned by the Registrant.

*** Each of these subsidiaries is wholly-owned by Kitara Media Corp.